FIRST AMENDED CORPORATE OFFICER CONSULTING

ENGAGEMENT AGREEMENT

THIS FIRST AMENDED CORPORATE OFFICER CONSULTING AND ENGAGEMENT AGREEMENT made effective this 1st day of July, 2014 by and between Rangeford Resources, Inc. (the “Company”), with an address of 556 Silicon Drive, Suite 103, Southlake, TX 76092, and Colin C. Richardson (the “Consultant”), with an address of: 11508 Southerland Drive, Denton, TX 76207.

WHEREAS, the Company desires the Consultant to take a leadership role in guiding the corporation to profitability and increased revenues as well as implementing an overall corporate strategy; and

WHEREAS, Consultant has expertise in the area of creating and implementing corporate strategy and guiding companies to profitability and is willing to act as a President to the Company upon the terms and conditions set forth in this Agreement;

WHEREAS, the Parties hereto previously entered into that certain Corporate Officer Consulting and Engagement Agreement (“Previous Agreement”), dated October 1, 2013; and

WHEREAS, the Parties hereto desire to amend and restate the compensation provisions of the Previous Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1.

Duties, Scope of Agreement, and Relationship of the Parties

(a)

The Company hereby agrees to retain Consultant to act in the capacity of President, and Consultant agrees to act in a capacity as President during the term of this Agreement. The Company is contracting with Consultant for the services described in Section 1.a. above and Consultant reserves the right to determine the time, method, manner and means by which such services will be performed.  The order or sequence in which the services are to be performed is under the control of the Consultant.  Consultant is not required to perform the services during a fixed hourly or daily time and, if the services are to be performed at the Company's premises, the Consultant's time spent at the Company's premises is to be at the Consultant's discretion, subject only to the Company's normal business hours and security requirements.  Consultant confirms to the Company that the Company will not be required to furnish or provide any training to the Consultant to enable the Consultant to provide the above-referenced services.  If reasonably requested by the Consultant, the Company will provide the Consultant with a furnished office at the Company’s premises and reasonable administrative assistance to enable the Consultant to perform the above-referenced services, and use of office equipment commensurate with the position of President of the Company.  Consultant is not required to devote the Consultant's full time nor the full time of the Consultant's staff to the performance of the Services, and Client acknowledges that the Consultant has other clients and

RGFRConsultant

offers services to the general public and that Consultant is entitled to reasonable vacation of up to three weeks in every six month period, and sick time to be taken at his discretion.  The Company will not withhold any amount that would normally be withheld from an employee's pay.  All insurance coverage, payroll tax and withholding required for Consultant and Consultant's staff will be the sole responsibility of Consultant.  The Consultant will take appropriate measures to ensure that any staff that perform Services are competent and that they do not breach Section 7, below.

(b)

The services rendered by consultant to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, of the Company. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

2.

Compensation

a.

As compensation for its Consulting Services hereunder, the Company shall pay a cash fee each month during the term of this agreement of $10,000.

b.

As compensation for its Consulting Services hereunder, the Company will issue to Consultant each month during the term of this Agreement shares of its common stock valued at $20,000 based on its price at the close on the last trading day of each month.  The foregoing shares shall be issued as of the last business day of each month, and shall be delivered to Consultant as soon as reasonably practicable.

c.

Other forms of compensation may occur depending on the nature of a specific transaction and only upon the mutual agreement of both parties.

d.

Consultant shall participate during each calendar year (or part thereof) during which he is engaged as an officer from time to time in the Company Stock Option /Award/Incentive Plan, as adopted and amended.

3.

Expenses

The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. Consultant shall submit related receipts and documentation with his request for reimbursement.

4.

Renewal; Termination

(a)

This Agreement shall continue in effect for successive 12 month terms until terminated by the parties. Either the Company or the Consultant may terminate this Agreement by giving the other party thirty (30) days written notice prior to end of term. However, termination of Consultant by the Company shall not relieve the Company of its financial obligations to Consultant as defined herein.  Death of the Consultant and his inability to continue performing his duties under the Contract will relieve the Company of its financial obligations to

RGFRConsultant

Consultant as defined herein except for the payment to the Consultant’s beneficiary, legal representatives or estate, as the case may be, of any accrued compensation plus 90 days of additional compensation as used in Section 2(a) “Compensation”.

(b)

Subject to the continuing obligations of Consultant under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 15 business days after having received notice thereof.

(c)

Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5.

Confidential Information

(a)

“Confidential Information,” as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i)

Trade secret information about the Company and its products;

(ii)

Information concerning the Company’s business as the Company has conducted it since the Company’s incorporation or as it may conduct it in the future; and

(iii)

Information concerning any of the Company’s past, current, or possible future products, including (without limitation) information about the Company’s prospects, research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b)

Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

(c)

Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it for a period of two (2) years after termination of this Agreement. However, information in the possession of Consultant as of the Effective Date of this Agreement, information that is public or becomes public, or information that is required to be disclosed by a bona fide legal authority is exempt from this Agreement.

(d)

If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the

RGFRConsultant

common or statutory laws of the State of Texas or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

(e)

Consultant agrees to enter into a 16(b) Plan for any sales of shares of company, subject to the Plans approval by the company in writing, during any time and 90 days thereafter, in which he would be an affiliate as defined in the Securities Exchange Act of 1934.

6.

False or Misleading Information

The Company warrants that it will provide Consultant with accurate financial, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any efforts required of Consultant under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant or to any professionals engaged pursuant to paragraph 5(d) above, then, in such event, any and all fees paid hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Consultant under this Agreement.

7.

Consultant’s Best efforts and No Warranty of Information

Consultant shall use his best efforts to use reliable information and techniques associated with the oil and gas business. However, Consultant makes no warranty as to the completeness or interpretation of such information, nor does Consultant warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Consultant are, or may well be, estimates only and should not be considered predictions of actual results.

8.

Miscellaneous

(a)

Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Consultant’s written agreement.

(b)

Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c)

Governing Law. The laws of Texas will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Texas court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

RGFRConsultant

(d)

Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective, to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)

Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)

Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(g)

Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(h)

Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

In the case of the Company:

Rangeford Resources, Inc.

556 Silicon Drive, Suite 103

Southlake, TX 76092

In the case of Consultant:

Colin C. Richardson

11508 Southerland Drive

Denton, TX 76207

(i)

Indemnification. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company’s possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement.

RGFRConsultant

(j)

Conflicts of Interest. Company acknowledges that Consultant is engaged in the business of providing consulting for other companies in the oil and gas industry within North America and internationally. In the event Consultant is requested by Company to provide advice and guidance on or about issues that may create a potential conflict of interest between Consultant’s other business matters and the Company’s operations, Consultant shall not be required by Company to render advice and guidance on such an area. Company and Consultant shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Consultant’s general knowledge that Company plans to engage, or is actively engaging, related to the oil and gas industry shall in no way preclude Consultant, or Consultant’s business entities, from providing services or consulting for other oil and gas companies within the same area.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“The Company”

“Consultant”

RANGEFORD RESOURCES, INC.

Colin C. Richardson

By:

By:

Colin C. Richardson

RGFRConsultant